Exhibit 99.2

Star Scientific Files Opening Brief in Appeal of Ruling in Patent Infringement Lawsuit

Against RJ Reynolds

Petersburg, Virginia – September 11, 2007 – Star Scientific, Inc. (NASDAQ:STSI) reported today that the opening brief in its appeal to the US Court of Appeals for the Federal Circuit was filed on Monday, September 10. The company is appealing rulings issued by the US District Court for the District of Maryland in January and in June, 2007. The District Court entered final judgment on those rulings on June 25, and Star filed its notice of appeal on June 26.

Under the rules of procedure in the Federal Circuit, RJR’s brief in opposition is due 40 days after September 10, and Star’s reply brief to RJR’s opposition brief then will be due within 14 days after RJR files its opposition. Star expects that all briefing on the appeal should be completed by early November, and that notice of a date for oral argument will be issued by the Federal Circuit shortly thereafter. An electronic version of the opening brief can be accessed by logging onto the company’s corporate website, www.starscientific.com, and clicking on the “Selected Articles” section of the website’s “Media” menu.

As the company noted in an earlier release, Star Scientific’s lead counsel for the appeal is Carter G. Phillips, Esq., managing partner for the Washington, DC office of the international law firm, Sidley Austin LLP. Mr. Phillips is one of the preeminent appellate advocates in the country, and he regularly represents major corporations in high-stakes appeals before both the Supreme Court and the U.S. Courts of Appeals, including the Federal Circuit. Mr. Phillips was appellate counsel for Microsoft in the antitrust litigation brought by the U.S. Department of Justice against that company, and he will argue the case on the company’s behalf before the Federal Circuit Court of Appeals.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, and as amended on Form 10-K/A on April 30, 2007, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

See additional discussion under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, as amended by its Form 10-KA filed with the SEC on April 30, 2007, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300